Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186687

PROSPECTUS SUPPLEMENT NO. 7
(To Prospectus dated March 26, 2013)

27,891,407 Shares

Tengion, Inc.

This Prospectus Supplement No. 7 supplements the prospectus dated March 26, 2013 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-186687). The Prospectus and this prospectus supplement relate to the disposition from time to time of up to 27,891,407 shares of our common stock, which are held or may be held by the stockholders named in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On June 18, 2013, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. The text of such Form 8-K is attached hereto.

Investing in our common stock involves a high degree of risk. Please see the sections entitled “Risk Factors” beginning on page 13 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 18, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 12, 2013

Tengion, Inc.
(Exact name of registrant as specified in its charter)

001-34688
(Commission File Number)

Delaware	20-0214813
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

3929 Westpoint Blvd., Suite G
Winston-Salem, NC 27103
(Address of principal executive offices, with zip code)

(336) 722-5855
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 12, 2013, the Board of Directors of Tengion, Inc. (the “Company”) approved an amendment and restatement of the Company's Amended and Restated Bylaws (the "Second Amended and Restated Bylaws"), effective as of the same date. Among other changes, the Second Amended and Restated Bylaws contain new provisions in Article 2 (Meetings of Stockholders) regarding the timeliness of stockholder proposals.  Under the Second Amended and Restated Bylaws, to be timely, a stockholder’s notice of a proposal to be acted upon at the Company’s annual meeting must be received by the Company not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting.  If there was no annual meeting in the prior year or if the date of the current year’s annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, a stockholder’s notice of a proposal must be received on or before 15 days after the day on which the date of the current year’s annual meeting is first disclosed in a public announcement.  The above provisions do not apply to stockholder proposals properly brought pursuant to the applicable provisions of federal law.  The Second Amended and Restated Bylaws also contain new provisions regarding the required disclosure in a notice of a stockholder proposal.

The foregoing description of the Second Amended and Restated Bylaws is qualified in its entirety by reference thereto, which are filed as Exhibit 3.1 to this Current Report and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(b) Exhibits.

3.1         Second Amended and Restated Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGION, INC.

Date: June 18, 2013	By: /s/ A. Brian Davis
A. Brian Davis
Chief Financial Officer and Vice President, Finance

Exhibit Index

Exhibit No.	Description

3.1	Second Amended and Restated Bylaws